Exhibit 99.1

Double Eagle Petroleum Company

1675 Broadway, Suite 2200 Denver, Colorado, 80202 · 303-794-8445 · Fax: 303-794-8451

Denver, Colorado – FOR IMMEDIATE RELEASE

Date: August 7, 2013

Double Eagle Petroleum Reports Second Quarter Financial and Operating Results

Denver, Colorado—Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported its financial and operating results for the second quarter ended June 30, 2013. The Company had a net loss attributable to common stock of $570,000, or $0.05 per share for the second quarter of 2013 as compared to a net loss of $4,951,000, or $0.44 per share for the second quarter of 2012. Clean earnings, a non GAAP measure, totaled $2,959,000, or $0.26 per share, for the second quarter of 2013, as compared to $3,733,000 or $0.33 per share for the same prior-year period. Clean earnings excludes the effects on net income (loss) of non-cash charges, consisting of depreciation, depletion and amortization expense, unrealized gains and losses related to the Company’s economic hedges, impairment charges and stock-based compensation expense. Clean earnings also excludes the impact of income taxes, as the Company does not expect to pay income tax in the foreseeable future due to its net operating loss carryforwards. Please see the table at the end of this release for the reconciliation of clean earnings to GAAP income (loss). The following items impacted our second quarter 2013 results:

Pricing.

The Company benefited from an 18% increase in its average realized natural gas price, increasing to $3.98 per Mcfe in the second quarter of 2013 from $3.36 per Mcfe in the comparable 2012 period.

Production.

Production totaled 2.3 Bcfe for the quarter ended June 30, 2013, representing a 12% decrease from the comparable 2012 period. The Company experienced a 21% decrease in its average daily net production at the Catalina Unit, which resulted from a series of equipment challenges that occurred over the past year, including a compressor failure and unscheduled maintenance on several injection pumps. Coalbed methane gas wells are susceptible to water saturation when they are offline, and it often takes time for production to recover. Management remains focused on production recovery at this field and will begin a 13 well workover program in mid-August 2013 when wildlife restrictions are lifted. The decrease in total production volumes was partially offset by increased ownership in the Catalina and Spy Glass Hill units, as a result of the Company’s purchase of additional working interests in the fourth quarter of 2012.

Non-cash gain/loss on derivative instruments.

The Company had an unrealized non-cash gain from its derivatives of $2,684,000 in the second quarter of 2013, resulting from the change in the fair value of its commodity contracts and interest rate swap at June 30, 2013. This compared to an unrealized non-cash loss of $5,436,000 in the second quarter of 2012.

Hedging Activity

The Company continues to benefit from its hedging program, and it realized prices above the prevailing market prices in both the second quarter of 2013 and 2012. Excluding the impact of its commodity hedges which settled during the quarter, the Company’s per Mcf realized natural gas price was $3.52 and $1.83 for the quarters ended June 30, 2013 and 2012, respectively. The Company has historically entered into forward sales contracts, collars and fixed price swaps to manage the price risk associated with its natural gas production. All of the contracts the Company enters into are at no up-front cost to the Company. The table below summarizes the Company’s current open derivative contracts as of June 30, 2013.

Type of Contract	Remaining Contractual Volume (Mcf)	Term	Price[1]
Fixed Price Swap	1,104,000	01/13-12/13	$5.16
Costless Collar	1,104,000	01/13-12/13	$5.00 floor
			$5.35 ceiling
Costless Collar	1,080,000	01/13-12/13	$3.25 floor
			$4.00 ceiling
Fixed Price Swap	1,825,000	01/14-12/14	$4.27
Fixed Price Swap	1,800,000	01/14-12/14	$4.20
Costless Collar	1,800,000	01/14-12/14	$4.00 floor
			$4.50 ceiling
Fixed Price Swap	3,000,000	01/15-12/15	$4.28

Total	11,713,000

(1)	All contracts are indexed to the New York Mercantile Exchange

Credit Facility and Capital Investment

The Company had $47,450,000 outstanding on its credit facility as of June 30, 2013, with an average interest rate of 3.5%. The Company has developed its 2013 capital spending program to stay within its estimated cash flow from operations for 2013, as not to draw-down further on its credit facility in 2013. It currently expects to invest approximately $11,000,000 for capital projects in the Atlantic Rim and Pinedale Anticline in 2013. At the Catalina Unit, the Company plans to commence the aforementioned well workover program in mid-August that will focus on opening up previously unfractured formations in existing wells. Additionally, the Company plans to participate in non-operated drilling programs at the Spy Glass Hill Unit, where the operator will drill 25 new wells in the second half of 2013, and at the Mesa “B” Unit of the Pinedale Anticline, where the operator is completing the final 13 well locations.

Niobrara Update

In the second half of 2013, the Company plans to continue to refine the previous well completions in an effort to isolate excess water production and maximize production. The excess water production has resulted in only minimal production to date. The Company is currently awaiting regulatory approval to begin producing gas from the Dakota and Frontier formations.

New Relationship with Petrie Partners, LLC

The Company is pleased to announce that it has retained Petrie Partners, LLC (“Petrie Partners”), a boutique investment banking firm offering financial advisory services to the oil and gas industry. Petrie Partners has been engaged to assist the Company in identifying potential merger candidates, asset partnerships and sale opportunities. A member of the Board of Directors (the “Board”), Scott Baxter recently joined Petrie Partners, and as a result has informed the Board that he will resign as a Company director effective September 30, 2013.

Form 10-Q and Earnings Conference Call

Please refer to the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission on August 8, 2013, for a more detailed discussion of the Company’s results.

Double Eagle will host a conference call to discuss results on Thursday, August 8, 2013 at 11:00 a.m. Eastern Daylight Time (9 a.m. Mountain Daylight). Those wanting to listen and participate in the Q&A portion can call (800) 434-1335 and use conference code 319727#.

A replay of this conference call will be available for one week by calling (800) 704-9804 and using pass code * then 319727#.

SUMMARY STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Revenues
Oil and gas sales	$8,502	$5,214	$16,035	$11,245
Transportation revenue	858	1,249	1,837	2,487
Price risk management activities, net	3,438	(1,239)	634	4,533
Other income, net	503	19	508	23

Total revenues	13,301	5,243	19,014	18,288

Expenses
Lease operating expenses	3,288	2,758	6,196	5,916
Production taxes	1,023	389	1,965	1,138
Pipeline operating expenses	1,198	1,188	2,712	2,449
Exploration expenses including dry holes	46	66	70	576
Impairment and abandonment of equipment and properties	472	4	1,536	309

Total Expenses	6,027	4,405	12,479	10,388

Gross Margin Percentage	54.7%	16.0%	34.4%	43.2%
General and administrative	1,347	1,519	2,963	3,222
Depreciation, depletion and amortization expense	5,231	4,803	10,453	9,407
Interest expense, net	123	571	455	851

Pre-tax income (loss)	573	(6,055)	(7,336)	(5,580)
Benefit (Provision) for deferred taxes	(212)	2,035	2,521	1,888

NET INCOME (LOSS)	361	(4,020)	(4,815)	(3,692)
Preferred stock requirements	931	931	1,862	1,862

NET LOSS attributable to common stock	$(570)	$(4,951)	$(6,677)	$(5,554)

Net loss per common share:
Basic	$(0.05)	$(0.44)	$(0.59)	$(0.49)

Diluted	$(0.05)	$(0.44)	$(0.59)	$(0.49)

Weighted average shares outstanding:
Basic	11,326,415	11,238,697	11,316,205	11,233,725

Diluted	11,326,415	11,238,697	11,316,205	11,233,725

SELECTED BALANCE SHEET DATA

(In thousands)

	June 30, 2013	December 31, 2012	% Change
Total assets	$146,527	$158,810	-8%
Balance outstanding on credit facility	47,450	47,450	0%
Total stockholders’ equity	37,288	43,470	-14%

SELECTED CASH FLOW DATA

(In thousands)

	Six months ended June 30,
	2013	2012	% Change
Net cash provided by operating activities	$6,755	$7,987	-15%
Net cash used in investing activities	(5,319)	(12,760)	-58%
Net cash provided by (used in) financing activities	(1,883)	(1,888)	0%

SELECTED OPERATIONAL DATA

	Three months ended,
	June 30, 2013	June 30, 2012	% Change
Total production (Mcfe)	2,267,799	2,581,876	-12%
Average price realized per Mcfe	$4.21	$3.52	20%

Use of Non-GAAP Financial Measures

The Company believes that the presentation of “clean earnings” below provides a meaningful non-GAAP financial measure to help management and investors understand and compare operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges. The measure also excludes the impact of income taxes because the Company does not expect to pay taxes in the near future due to its net operating loss carryforwards. The Company’s management also uses clean earnings in its planning and development of target operating models and to enhance its understanding of ongoing operations. Readers should not view clean earnings as superior to or an alternative to GAAP results or as being comparable to results reported or forecasted by other companies. Readers should refer to the reconciliation of GAAP net income with clean earnings for the three and six months ended June 30, 2013 and 2012, respectively, contained below.

Reconciliation of GAAP Results to Pro Forma Results

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income (loss) attributable to common stock to as reported under US GAAP	$(570)	$(4,951)	$(6,677)	$(5,554)

Add back non-cash items:
Provision for income taxes	212	(2,035)	(2,521)	(1,888)
Depreciation, depletion, amortization and accretion expense	5,295	4,848	10,578	9,499
Non-cash loss (gain) on derivatives (1)	(2,684)	5,436	1,952	2,862
Stock-based compensation expense	234	406	516	820
Impairments, abandonments and dry hole costs	472	23	1,536	766
Other non-cash items	—	6	10	9

Clean Earnings	$2,959	$3,733	$5,394	$6,514

Clean Earnings per Share	$0.26	$0.33	$0.48	$0.58
Clean Earnings per Share—less non-recurring proceeds from contract termination penalty (2)	$0.22	$0.33	$0.43	$0.58

(1)	Non-cash gain on derivatives is comprised of an unrealized loss (gain) from the Company’s mark-to-market derivative instruments (both commodity contracts and interest rate swaps), resulting from recording the instruments at fair value at each period end.
(2)	During the second quarter of 2013, the Company received cash proceeds of $500 from a third party as a penalty for opting-out of farm-out agreement at the Main Fork Unit.

About Double Eagle

Double Eagle Petroleum Co., which is headquartered in Denver, Colorado, explores, develops, and sells natural gas and crude oil, with natural gas in the Rocky Mountain region. The Company currently has development activities and opportunities in its Atlantic Rim coalbed methane and in the Pinedale Anticline in Wyoming. Also, exploration potential exists in its Niobrara acreage in Wyoming and Nebraska, which totals over 70,000 net acres.

# # #

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303) 794-8445

www.dble.com